Registration No. 033-34019
Registration No. 333-01019
Registration No. 333-52199
Registration No. 333-80359
Registration No. 333-133389
Registration No. 333-133391
Registration No. 333-158462
Registration No. 333-195933

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

POST EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 033-34019

POST EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-01019

POST EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-52199

POST EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-80359

POST EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-133389

POST EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-133391

POST EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-158462

POST EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-195933

Under

The Securities Act of 1933

CALGON CARBON CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	25-0530110
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

3000 GSK Drive

Moon Township, PA 15108

(412) 787-6700

(Address, Including Zip Code and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Calgon Carbon Corporation 2008 Equity Incentive Plan

Calgon Carbon Corporation Stock Option Plan

Calgon Carbon Corporation 1993 Non-Employee Directors’ Stock Option Plan

Calgon Carbon Corporation 1997 Directors’ Fee Plan

(Full Titles of the Plans)

Corporation Service Company

251 Little Falls Drive

City of Wilmington, County of New Castle, Delaware 19808

(302) 636-5401

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

These post-effective amendments relate to the following Registration Statements on Form S-8 (the “Registration Statements”) previously filed by Calgon Carbon Corporation (the “Company”) with the Securities and Exchange Commission:

1.	Registration Statement No. 033-34019, filed on March 28, 1990.

2.	Registration Statement No. 333-01019, filed on February 16, 1996, registering 100,000 shares of Common Stock, par value $.01 per share, issuable under the Calgon Carbon Corporation 1993 Non-Employee Directors’ Stock Option Plan.

3.	Registration Statement No. 333-52199, filed on May 8, 1998, registering 100,000 shares of Common Stock, par value $.01 per share, issuable under the Calgon Carbon Corporation 1997 Directors’ Fee Plan.

4.	Registration Statement No. 333-80359, filed on June 10, 1999, registering 2,700,000 shares of Common Stock, par value $.01 per share, issuable under the Calgon Carbon Corporation Stock Option Plan.

5.	Registration Statement No. 333-133389, filed on April 19, 2006, registering 1,500,000 shares of Common Stock, par value $.01 per share, issuable under the Calgon Carbon Corporation Stock Option Plan.

6.	Registration Statement No. 333-133391, filed on April 19, 2006, registering 500,000 shares of Common Stock, par value $.01 per share, issuable under the Calgon Carbon Corporation 1993 Non-Employee Directors’ Stock Option Plan.

7.	Registration Statement No. 333-158462, filed on April 7, 2009, registering 2,000,000 shares of Common Stock, issuable under the Calgon Carbon Corporation 2008 Equity Incentive Plan.

8.	Registration Statement No. 333-195933, filed on May 14, 2014, registering 3,000,000 shares of Common Stock, issuable under the the Calgon Carbon Corporation 2008 Equity Incentive Plan.

On March 9, 2018, pursuant to the Agreement and Plan of Merger, dated as of September 21, 2017, by and among the Company, Kuraray Co., Ltd., a company organized under the laws of Japan (“Kuraray”), Kuraray Holdings U.S.A., Inc., a Delaware corporation (“Parent”) and KJ Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent, and an indirect wholly owned subsidiary of Kuraray.

In connection with the Merger, the Company has terminated all offerings of the Company’s securities pursuant to the Registration Statements. Accordingly, pursuant to the undertakings contained in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering, the Company is filing this post-effective amendment to the Registration Statements to deregister all of such securities of the Company registered but unsold as of the effective time of the Merger under the Registration Statements, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Calgon Carbon Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these post-effective amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Moon, State of Pennsylvania, on this 9th day of March, 2018.

CALGON CARBON CORPORATION

By:	/s/ Chad Whalen
Name: Chad Whalen
Title: Senior Vice President, General Counsel and Secretary

Note: No other person is required to sign this post-effective amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.